Exhibit 4.4

ONEOK PARTNERS, L.P.

Issuer;

ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP

and

ONEOK, Inc.

Guarantors;

and

WELLS FARGO BANK, N.A.

Trustee

FIFTEENTH SUPPLEMENTAL INDENTURE

Dated as of June 30, 2017

to

INDENTURE

Relating to Senior Debt Securities

Dated as of September 25, 2006

2.000% Senior Notes due 2017

3.200% Senior Notes due 2018

8.625% Senior Notes due 2019

3.80% Senior Notes due 2020

3.375% Senior Notes due 2022

5.000% Senior Notes due 2023

4.90% Senior Notes due 2025

6.65% Senior Notes due 2036

6.85% Senior Notes due 2037

6.125% Senior Notes due 2041

6.200% Senior Notes due 2043

FIFTEENTH SUPPLEMENTAL INDENTURE, dated as of June 30, 2017 (this “Supplemental Indenture”), among ONEOK PARTNERS, L.P., a Delaware limited partnership (the “Partnership”), ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP, a Delaware limited partnership (the “Existing Guarantor”), ONEOK, Inc., an Oklahoma corporation (the “Parent Guarantor” and, together with the Existing Guarantor, the “Guarantors”), and WELLS FARGO BANK, N.A., as trustee under the Indenture referred to below (in such capacity, the “Trustee”).

RECITALS

WHEREAS, the Partnership, the Existing Guarantor and the Trustee have heretofore entered into an Indenture, dated as of September 25, 2006 (the “Original Indenture”) (the Original Indenture, as amended and supplemented from time to time, including without limitation pursuant to this Supplemental Indenture, being referred to herein as the “Indenture”);

WHEREAS, on the date hereof, pursuant to an Agreement and Plan of Merger, dated as of January 31, 2017 (the “Merger Agreement”), among the Parent Guarantor, New Holdings Subsidiary, LLC, a Delaware limited liability company and wholly owned subsidiary of the Parent Guarantor (“Merger Sub”), the Partnership and ONEOK Partners GP, L.L.C., a Delaware limited liability company and the general partner of the Partnership, Merger Sub merged with and into the Partnership (the “Merger”), with the Partnership surviving and continuing to exist as a Delaware limited partnership and, as a result, the Parent Guarantor acquired all of the outstanding common units representing limited partner interests in the Partnership that the Parent Guarantor and its subsidiaries did not already own;

WHEREAS, Section 9.01 of the Original Indenture provides that the Partnership, each Guarantor and the Trustee may from time to time and at any time, without the consent of Holders, enter into a supplemental indenture to add to the covenants of the Partnership or any Guarantor such further covenants, restrictions, conditions or provisions for the protection of the Holders of all or any series of Debt Securities as the Board of Directors shall consider to be for the protection of the Holders of such Debt Securities;

WHEREAS, in connection with the transactions contemplated by the Merger Agreement, the Parent Guarantor desires to become a guarantor of, and provide a guarantee of, the currently outstanding debt securities, the titles of the series and the current outstanding principal amounts thereof being set forth on Schedule A hereto (collectively, the “Currently Outstanding Securities”); and

WHEREAS, this Supplemental Indenture has not resulted in a material modification of the Currently Outstanding Securities for Foreign Account Tax Compliance Act purposes, and all things necessary to make this Supplemental Indenture a legal, valid and binding agreement of the Partnership, the Existing Guarantor and the Parent Guarantor have been done.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parent Guarantor hereby guarantees the Partnership’s obligations under the Currently Outstanding Securities as follows:

ARTICLE I

RELATION TO INDENTURE; DEFINITIONS AND OTHER PROVISIONS OF GENERAL APPLICATION

Section 1.01 Relation to Indenture. With respect to the Currently Outstanding Securities, this Supplemental Indenture constitutes an integral part of the Indenture.

Section 1.02 Definitions. For all purposes of this Supplemental Indenture, capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Original Indenture.

Section 1.03 General References. All references in this Supplemental Indenture to Articles and Sections, unless otherwise specified, refer to the corresponding Articles and Sections of this Supplemental Indenture; and the term “herein”, “hereof”, “hereunder” and any other word of similar import refers to this Supplemental Indenture.

ARTICLE II

AGREEMENT TO GUARANTEE

Section 2.01 Agreement to Guarantee.

(a) Except as provided below, the Parent Guarantor hereby agrees to provide a full and unconditional Guarantee (the “Parent Guarantee”) on the terms and subject to the conditions set forth in Article XII of the Original Indenture.

(b) The Parent Guarantee shall be terminated and discharged and shall be of no further force and effect, and the Parent Guarantor shall be automatically and unconditionally released from all of its obligations under the Parent Guarantee and the Indenture, with respect to a series of Currently Outstanding Securities, solely upon (i) the legal defeasance, covenant defeasance or satisfaction and discharge of the Indenture with respect to such series of Currently Outstanding Securities as provided in ARTICLE XI of the Indenture or (ii) such series of Currently Outstanding Securities ceasing to be Outstanding.

(c) As used in this Supplemental Indenture and in Sections 12.01 and 12.02 of the Original Indenture only, the terms “Guarantor,” “Parent Guarantor,” “Guarantee” and “Parent Guarantee” shall include the Parent Guarantor. Notwithstanding anything in this Supplemental Indenture to the contrary, other than with respect to this Supplemental Indenture and in Sections 12.01 and 12.02 of the Original Indenture, the Parent Guarantor will not be considered a Guarantor, and the Parent Guarantee will not be considered a Guarantee, for any purpose under the Indenture. Therefore, other than as set forth in this Supplemental Indenture and in Sections 12.01 and 12.02 of the Original Indenture, the Parent Guarantor will not be subject to the Indenture and will not be subject to any covenants or restrictions contained in the Indenture, including, without limitation, with respect to any merger, consolidation or sale of assets.

Section 2.02 Benefits Acknowledged. The Parent Guarantor acknowledges that it shall receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and from the Parent Guarantee under this Supplemental Indenture.

Section 2.03 No Requirement to Endorse Notation of Guarantee. The Parent Guarantor hereby agrees that its execution and delivery of this Supplemental Indenture and this ARTICLE II shall evidence its Parent Guarantee without the need for notation on any Currently Outstanding Securities.

Section 2.04 Reports by the Parent Guarantor. If the Partnership is not otherwise required to file with the SEC information, documents or other reports pursuant to the Exchange Act, then for so long as the Parent Guarantee is in effect with respect to any Currently Outstanding Securities, the Parent Guarantor shall:

(a) file with the Trustee, within 30 days after the Parent Guarantor is required to file the same with the SEC, copies of the annual reports and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may from time to time by rules and regulations prescribe) which the Parent Guarantor may be required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act; or, if the Parent Guarantor is not required to file information, documents or reports pursuant to either of such Sections, then it shall file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such of the supplementary and periodic information, documents and reports which may be required pursuant to Section 13 of the Exchange Act in respect of a security listed and registered on a national securities exchange as may be prescribed from time to time in such rules and regulations;

(b) file with the Trustee and the SEC, in accordance with rules and regulations prescribed from time to time by the SEC, such additional information, documents and reports with respect to compliance by the Parent Guarantor with the conditions and covenants of this Indenture as may be required from time to time by such rules and regulations;

(c) transmit by mail to all Holders of such Currently Outstanding Securities, as their names and addresses appear in the Debt Security Register, within 30 days after the filing thereof with the Trustee, in the manner and to the extent provided in TIA Section 313(c), such summaries of any information, documents and reports required to be filed by the Company pursuant to Subsections (a) and (b) of this Section 2.04 as may be required by rules and regulations prescribed from time to time by the SEC; and

(d) Delivery of such statements, reports, notices and other information and documents to the Trustee pursuant to any of the provisions of this Section 2.04 is for informational purposes only and the Trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Partnership or any Guarantor’s compliance with any of their covenants under the Indenture (as to which the Trustee is entitled to rely exclusively on Officers’ Certificates). The Trustee shall have no obligation whatsoever to determine whether or not such information, documents or reports have been filed pursuant to the EDGAR filing system (or its successor) or postings to any website have occurred.

ARTICLE III

MISCELLANEOUS

Section 3.01 Notices. Notices to the Parent Guarantor shall be made in accordance with Section 13.03 of the Indenture at the address for the Partnership set forth in such Section.

Section 3.02 No Recourse Against Others. No director, officer, employee, partner (including, for greater certainty, any general partner of any general partnership who is an individual person), incorporator, manager, stockholder or member of the Parent Guarantor, as such, will have any liability for any obligations of the Partnership, the Parent Guarantor or any other Guarantor under the Currently Outstanding Securities or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. The waiver and release are part of the consideration for the issuance of the Parent Guarantee and the Currently Outstanding Securities.

Section 3.03 Certain Trustee Matters.

The recitals contained herein shall be taken as the statements of the Partnership and the Guarantors, and the Trustee makes no representation as to and assumes no responsibility for their correctness.

The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Supplemental Indenture, the Merger Agreement, the Merger, the Guarantee of the Existing Guarantor and the Parent Guarantor, or the proper authorization or the due execution hereof or thereof by the Partnership or any of the Guarantors.

Except as expressly set forth herein, nothing in this Supplemental Indenture shall alter the duties, rights, privileges, immunities or obligations of the Trustee set forth in the Original Indenture. In entering into this Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee, whether or not elsewhere herein so provided.

Section 3.04 Continued Effect. Except as expressly supplemented and amended by this Supplemental Indenture, the Original Indenture shall continue in full force and effect in accordance with the provisions thereof, and the Original Indenture (as supplemented and amended by this Supplemental Indenture) is in all respects hereby ratified and confirmed. This Supplemental Indenture and all its provisions shall be deemed a part of the Original Indenture in the manner and to the extent herein and therein provided.

Section 3.05 Governing Law. This Supplemental Indenture, the Currently Outstanding Securities and the Guarantees shall be governed by and construed in accordance with the laws of the State of New York. This Supplemental Indenture and the Currently Outstanding Securities are subject to the provisions of the Trust Indenture Act that are required to be part of this Supplemental Indenture and the Currently Outstanding Securities and shall, to the extent applicable, be governed by such provisions.

Section 3.06 Counterparts. This instrument may be executed in any number of counterparts, each of which, when delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 3.07 Jury Trial Waiver. EACH OF THE PARTNERSHIP, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and delivered, all as of the day and year first above written.

ONEOK PARTNERS, L.P.

By:	ONEOK Partners GP, L.L.C., its General Partner

By:	/s/ Walter S. Hulse III
	Name:	Walter S. Hulse III
	Title:	Chief Financial Officer and Executive Vice President, Strategic Planning and Corporate Affairs

ONEOK, INC.

By:	/s/ Terry K. Spencer
	Name:	Terry K. Spencer
	Title:	President and Chief Executive Officer

ONEOK PARTNERS INTERMEDIATE LIMITED PARTNERSHIP

By:	ONEOK ILP GP, L.L.C., its General Partner

By:	/s/ Walter S. Hulse III
	Name:	Walter S. Hulse III
	Title:	Chief Financial Officer and Executive Vice President, Strategic Planning and Corporate Affairs

WELLS FARGO BANK, N.A., as Trustee

By:	/s/ Gregory S. Clarke
	Name:	Gregory S. Clarke
	Title:	Vice President

[Signature Page to ONEOK Supplemental Indenture]

Schedule A

Currently Outstanding Securities

$400,000,000 2.000% Senior Notes due 2017

$425,000,000 3.200% Senior Notes due 2018

$500,000,000 8.625% Senior Notes due 2019

$300,000,000 3.80% Senior Notes due 2020

$900,000,000 3.375% Senior Notes due 2022

$425,000,000 5.000% Senior Notes due 2023

$500,000,000 4.90% Senior Notes due 2025

$600,000,000 6.65% Senior Notes due 2036

$600,000,000 6.85% Senior Notes due 2037

$650,000,000 6.125% Senior Notes due 2041

$400,000,000 6.200% Senior Notes due 2043